Exhibit 4(i)(10)

Supplemental Indenture No. 9

TUCSON ELECTRIC POWER COMPANY
to
THE BANK OF NEW YORK MELLON,
Trustee

Dated as of July 3, 2008
Supplemental to Indenture of Mortgage and Deed of Trust,
dated as of December 1, 1992

Amending the Indenture of Mortgage and Deed of Trust

This instrument constitutes a mortgage, a deed of trust and a security agreement.

SUPPLEMENTAL INDENTURE NO. 9, dated as of July 3, 2008, between Tucson Electric Power Company (hereinafter sometimes called the “Company”), a corporation organized and existing under the laws of the State of Arizona, having its principal office at One South Church Avenue, in the City of Tucson, Arizona, as trustor, and The Bank of New York Mellon (successor in trust to Bank of Montreal Trust Company), a banking corporation organized and existing under the laws of the State of New York and having its principal office at 101 Barclay Street, in the Borough of Manhattan, The City of New York, New York, as trustee (hereinafter sometimes called the “Trustee”), under the Indenture of Mortgage and Deed of Trust, dated as of December 1, 1992, between the Company and the Trustee (hereinafter called the “Original Indenture”), as heretofore amended and supplemented, this Supplemental Indenture No. 9 being supplemental thereto (the Original Indenture as heretofore amended and supplemented, and as supplemented hereby, and as it may from time to time be further supplemented, modified, altered or amended by any supplemental indenture entered into in accordance with and pursuant to the provisions thereof, is hereinafter called the “Indenture”).
Recitals of the Company
WHEREAS, Subsection (k) of Section 1 of Article XIII of the Indenture provides that, without the consent of any Holders of Bonds, the Company and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental to the Indenture, in form satisfactory to the Trustee, to cure any ambiguity, to correct or supplement any provision therein which may be defective or inconsistent with any other provision therein; or to make any changes to the provisions thereof or to add other provisions with respect to matters or questions arising under the Indenture, provided that such other changes or additions shall not adversely affect the interests of the Holders of Bonds of any series or Tranche in any material respect; and
WHEREAS, the Company and the Trustee enter into this Supplemental Indenture No. 9 to cure ambiguity and correct and supplement a provision contained in Section 3 of Article XV of the Indenture, which change shall not adversely affect the interests of the Holders of Bonds of any series or Tranche in any material respect; and
WHEREAS, effective June 3, 1999, The Bank of New York succeeded to all of the corporate trust business of Bank of Montreal Trust Company, and, as a consequence, The Bank of New York, being otherwise qualified and eligible under Article XII of the Original Indenture, became the successor trustee under the Indenture without further act on the part of the parties thereto, as contemplated by Section 11 of Article XII of the Original Indenture; and
WHEREAS, effective July 1, 2008, The Bank of New York changed its name to The Bank of New York Mellon.

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE NO. 9 WITNESSETH, in consideration of the premises, and of the sum of $1 duly paid to the Company by the Trustee at or before the ensealing and delivery hereof, and for other good and valuable consideration, the receipt and sufficiency whereof are hereby acknowledged, the Company covenants and agrees to and with the Trustee and its successors in trust as follows:
ARTICLE I
Definitions
Section 1. Applicability of Article
For all purposes of this Supplemental Indenture No. 9, except as otherwise expressly provided or unless the context otherwise requires, the terms defined in this Article shall have the meanings herein specified and include the plural as well as the singular.
ARTICLE II
Amendments
Section 2. Amendment to Article XV, Section 3 of the Indenture
The Company hereby amends Section 3 of Article XV of the Indenture to read in its entirety as follows:
“Section 3. Government Obligations and Money Held in Trust.
Neither the Government Obligations nor the money deposited with the Trustee pursuant to Section 1 of this Article, nor the principal or interest payments on any such Government Obligations, shall be withdrawn or used for any purpose other than, and shall be held in trust for, the payment of the principal of and premium, if any, and interest, if any, on the Bonds or portions of principal amount thereof in respect of which such deposit was made, all subject, however, to the provisions of Section 6 of Article XVI; provided, however, that, unless a Default shall have occurred and be continuing, any cash, including cash received from such principal or interest payments on such Government Obligations deposited with the Trustee, if not then needed for such purpose, shall, to the extent practicable, be invested in Government Obligations of the type described in clause (b) in the first paragraph of Section 1 of this Article maturing at such times and in such amounts as shall be sufficient to pay when due the principal of and premium, if any, and interest, if any, due and to become due on such Bonds or portions thereof on and prior to the maturity or redemption date, as the case may be, thereof, and interest earned from such reinvestment shall be paid over to the Company as received by the Trustee, free and clear of the Lien of this Indenture; and provided, further, that, unless a Default shall have occurred and be continuing, any moneys held by the Trustee in accordance with this Section on the maturity or redemption date, as the case may be, of all such Bonds in excess of the amount required to pay the principal of and premium, if any, and interest, if any, then due on such Bonds shall be paid over to the Company free and clear of the Lien of this Indenture.”

ARTICLE III
Miscellaneous Provisions
This Supplemental Indenture No. 9 is a supplement to the Original Indenture. As heretofore supplemented and further supplemented by this Supplemental Indenture No. 9, the Original Indenture is in all respects ratified, approved and confirmed, and the Original Indenture as heretofore supplemented and this Supplemental Indenture No. 9 shall together constitute one and the same instrument.
The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture No. 9. The statements and recitals herein are deemed to be those of the Company and not of the Trustee.

IN WITNESS WHEREOF, Tucson Electric Power Company has caused its corporate name to be hereunto affixed, and this instrument to be signed by one of its Vice Presidents, and its corporate seal to be hereunto affixed and attested by its Secretary or one of its Assistant Secretaries for and on its behalf; and The Bank of New York Mellon, as trustee, in evidence of its acceptance of the trust hereby created, has caused its corporate name to be hereunto affixed, and this instrument to be signed by one of its authorized signatories and its corporate seal to be hereunto affixed and attested by one of its authorized signatories, for and on its behalf, all as of the day and year first above written.

Tucson Electric Power Company
By:	/s/ Kentton C. Grant
Vice President
[SEAL]
Attest:

/s/ Linda Kennedy
Secretary

The Bank of New York Mellon, Trustee
By:	/s/ Rafael E. Miranda
Authorized Signatory
[SEAL]
Attest:

/s/ Timothy Casey
Authorized Signatory

State of Arizona	)
	)	ss.:
County of Pima	)
This instrument was acknowledged before me this 2nd day of July, 2008 by Kentton C. Grant, as Vice President, Finance and Rates, and Linda Kennedy, as Secretary, of Tucson Electric Power Company, an Arizona corporation, known to me to be the individuals who executed this instrument, and known to me to be a Vice President and the Secretary, respectively, of said corporation, and who personally acknowledged before me and stated that they executed said instrument on behalf of said corporation for the purposes and consideration therein expressed.

/s/ Tracy M. Munoz
Notary Public
“OFFICIAL SEAL”
Tracy M. Munoz
Notary Public-Arizona
Pima County
My Commission Expires 6/10/2010

State of New York	)
	)	ss.:
County of New York	)
This instrument was acknowledged before me this 3rd day of July, 2008 by Rafael E. Miranda, as Authorized Signatory, and Timothy Casey, as Authorized Signatory, of The Bank of New York Mellon, a New York banking corporation, known to me to be the individuals who executed this instrument, and known to me to be Authorized Signatories of said corporation, and who personally acknowledged before me and stated that they executed said instrument on behalf of said corporation for the purposes and consideration therein expressed.

/s/ Carlos R. Luciano
Carlos R. Luciano
Notary Public, State of New York No. 41-4765897 Qualified in Queens County Commission Expires April 30, 2010